UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2018

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 8.01	Other Events

On August 24, 2018, a subsidiary of Zimmer Biomet Holdings, Inc. received a Warning Letter from the U.S. Food and Drug Administration (the “FDA”) related to observed non-conformities with current good manufacturing practice requirements of the Quality System regulation at our North Campus manufacturing facility in Warsaw, Indiana (“Warsaw North Campus”). We take the matters identified in the Warning Letter seriously and are in the process of preparing a written response to the Warning Letter.

The Warning Letter is specific to our Warsaw North Campus facility. As previously disclosed, the FDA performed an inspection of the Warsaw North Campus facility in 2016 and issued a Form 483 with inspectional observations at the conclusion of the inspection in late 2016. Also as previously disclosed, the FDA performed a re-inspection of the Warsaw North Campus facility in April 2018 and issued a Form 483 with inspectional observations at the conclusion of the re-inspection. We have provided written responses to the FDA detailing corrective actions underway to address the FDA’s observations and have provided, and will continue to provide, regular updates to the FDA regarding our quality remediation plan at the Warsaw North Campus. While the Warning Letter acknowledges our quality remediation plan and actions we’ve already taken to address the FDA’s inspectional observations, it notes violations that require additional action or explanation. In the Warning Letter, the FDA proposes a Regulatory Meeting with us to discuss the proposed corrections.

We will continue to work expeditiously to address the issues identified by the FDA and we intend to respond within fifteen business days to the Warning Letter. We expect that the proposed Regulatory Meeting will take place subsequent to the submission of our written response to the Warning Letter. Meanwhile, the Warning Letter does not restrict production or shipment of products from the Warsaw North Campus facility or require the withdrawal of any product from the marketplace. Nor does it restrict our ability to seek FDA 510(k) clearance of products. The Warning Letter states that requests for Certificates to Foreign Governments will not be granted until the violations have been corrected. Additionally, premarket approval applications for Class III devices to which the Quality System regulation violations are reasonably related will not be approved until the violations have been corrected. We presently have no such applications before the FDA.

We believe that the FDA’s concerns set forth in the Warning Letter can be resolved without a material impact to our financial results. We cannot, however, give any assurances that the FDA will be satisfied with our response to the Warning Letter or as to the expected date of the resolution of the matters included in the Warning Letter. Until the issues cited in the Warning Letter are resolved to the FDA’s satisfaction, the FDA may initiate additional regulatory action without further notice. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products and could have a material adverse effect on our business, financial condition and results of operations.

Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements within the meaning of federal securities laws. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “may,” “could,” “will,” “expect,” “continue,” “anticipate,” “intend,” “estimate,” “plan” and similar expressions. These forward-looking statements are based on current beliefs, expectations and assumptions that are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. These risks, uncertainties and changes in circumstances include, but are not limited to, the success of our quality and operational excellence initiatives, including our ongoing quality remediation efforts at the Warsaw North Campus facility; our ability to remediate matters identified in inspectional observations or warning letters issued by the FDA, while continuing to satisfy the demand for our products; and challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the FDA and foreign government regulators, such as more stringent requirements for regulatory clearance of our products. Forward-looking statements contained in this report should be considered in light of these factors and those factors discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, such as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. Forward-looking statements speak only as of the date they are made and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this report are cautioned not to rely on these forward-looking statements since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2018

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary